SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                  Form N-8A

                        NOTIFICATION OF REGISTRATION
                   FILED PURSUANT TO SECTION 8 (a) OF THE
                       INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the U.S. Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8 (a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


NAME:          Lexington Global Technology Fund, Inc.


Address of Principal Business Offices (No. & Street, City, State, Zip Code):

               Park 80 West Plaza Two
               Saddle Brook, New Jersey 07663


Telephone Number (including area code): 201-845-7300


Name and address of agent for service of process:

               Lisa Curcio, Secretary
               Lexington Global Technology Fund, Inc.
               Park 80 West Plaza Two
               Saddle Brook, New Jersey 07663


Check Appropriate Box:

  Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
  Yes    X                 No

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                              SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940 the registrant has caused this notification of registration to be duly signed on its behalf of the Town of Saddle Brook and State of New Jersey on the 26th day of October, 1999.

                      Signature LEXINGTON GLOBAL TECHNOLOGY FUND, INC.
                                ----------------------------------------------
                                (Name of Registrant)


                               BY  /s/ Richard M. Hisey
                                   --------------------------------------
                                   Richard M. Hisey, Director & Vice President
                                   (Name of director, trustee, or officer
                                    signing on behalf of Registrant)

Attest:   /s/ Lisa Curcio
          ----------------------
          Lisa Curcio, Secretary